Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of MGT Capital Investments, Inc. on S-8 of our report dated March 28, 2014, with respect to our audit of the consolidated financial statements of MGT Capital Investments, Inc. as of December 31, 2013 and for the year ended December 31, 2013 appearing in the Annual Report on Form 10-K of MGT Capital Investments, Inc. for the year ended December 31, 2013.

\s\ Marcum LLP

New York, NY

March 28, 2014